Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports First Quarter 2015 Results

OKLAHOMA CITY (May 5, 2015) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the quarter ended March 31, 2015 and provided an update on its 2015 activities. Key information is as follows:

•	First quarter of 2015 net production averaged 424.4 MMcfe per day, an increase of 161% compared to the first quarter of 2014 and an increase of 11% as compared to the fourth quarter of 2014.

•	Estimated April 2015 net production averaged 437 MMcfe per day, a 3% increase over the first quarter of 2015.

•	First quarter of 2015 realized natural gas price before the impact of derivatives and including transportation costs averaged $2.77 per Mcf, a $0.21 per Mcf negative differential to NYMEX.

•	Net income of $25.5 million, or $0.30 per diluted share, for the first quarter of 2015.

•	Adjusted net loss (as defined below) of $7.2 million, or $0.08 per diluted share, for the first quarter of 2015.

•	Adjusted EBITDA (as defined below) of $87.6 million for the first quarter of 2015.

•	Reaffirmed 2015 full-year production guidance of 432 MMcfe per day to 480 MMcfe per day and 2015 exploration and production capital expenditure guidance of $561 to $611 million.

Financial Results

For the first quarter of 2015, Gulfport reported net income of $25.5 million on oil and natural gas revenues of $176.1 million, or $0.30 per diluted share. For the first quarter of 2015, EBITDA (as defined below) was $138.9 million and cash flow from operating activities before changes in working capital was $88.2 million. The GAAP net income for the first quarter of 2015 included the following items:

•	Aggregate non-cash gain of $31.3 million due to hedge ineffectiveness.

•	Aggregate gain of $20.0 million in connection with Gulfport’s equity interests in certain equity investments.

•	Associated adjusted taxable benefit of $4.1 million.

Excluding the effect of these items, Gulfport’s financial results for the first quarter of 2015 were as follows:

•	Adjusted oil and natural gas revenues of $144.8 million.

•	Adjusted net loss of $7.2 million, or $0.08 per diluted share.

•	Adjusted EBITDA was $87.6 million.

Production

Gulfport’s net daily production for the first quarter of 2015 averaged approximately 424.4 MMcfe per day, representing an 11% increase over fourth quarter 2014 production of 381.9 MMcfe per day and a 161% increase over first quarter 2014 production of 162.5 MMcfe per day. For the first quarter of 2015, Gulfport’s net daily production mix was comprised of approximately 288.5 MMcf per day of natural gas (68%), 8,506 barrels per day of oil (12%) and 594,201 gallons per day of natural gas liquids (20%).

Gulfport’s realized prices for the first quarter of 2015 were $4.57 per Mcf of natural gas, $46.37 per barrel of oil and $0.41 per gallon of NGL, resulting in a total equivalent price of $4.61 per Mcfe. Gulfport’s realized prices for the first quarter of 2015 include an aggregate non-cash gain of $31.3 million due to hedge ineffectiveness. Before the impact of derivatives, realized prices for the first quarter of 2015, including transportation costs, were $2.77 per Mcf of natural gas, $41.72 per barrel of oil and $0.41 per gallon of NGL, for a total equivalent of $3.30 per Mcfe.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Production Volumes:

Oil (MBbls)	765.6	726.7
Natural gas (MMcf)	25,965.1	7,661.8
NGL (MGal)	53,478.1	18,234.8
Gas equivalent (MMcfe)	38,198.2	14,627.1
Gas equivalent (Mcfe per day)	424,425	162,523

Average Realized Prices
(before the impact of derivatives):

Oil (per Bbl)	$41.72	$98.26
Natural gas (per Mcf)	$2.77	$4.98
NGL (per Gal)	$0.41	$1.43
Gas equivalent (per Mcfe)	$3.30	$9.28

Average Realized Prices:
(including cash-settlement of derivatives and excluding non-cash hedge ineffectiveness):

Oil (per Bbl)	$43.59	$96.73
Natural gas (per Mcf)	$3.44	$3.93
NGL (per Gal)	$0.41	$1.43
Gas equivalent (per Mcfe)	$3.79	$8.65

Average Realized Prices:

Oil (per Bbl)	$46.37	$100.97
Natural gas (per Mcf)	$4.57	$2.39
NGL (per Gal)	$0.41	$1.43
Gas equivalent (per Mcfe)	$4.61	$8.06

Subsequent to the first quarter of 2015, estimated April 2015 net production averaged approximately 437 MMcfepd. Gulfport currently estimates that the second quarter of 2015 net production will range from 445 MMcfepd to 455 MMcfepd.

Derivatives

Gulfport continues to hedge a significant portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. The table below sets forth the Company’s hedging positions as of May 4, 2015.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES - HEDGE POSITION AS OF MAY 4, 2015

(Unaudited)

	2Q2015	3Q2015	4Q2015
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	198	227	283
Price ($ per MMbtu)	$4.05	$4.02	$3.91

Swaption contracts (NYMEX)
Volume (BBtupd)	—	—	—
Price ($ per MMbtu)	—	—	—

Basis Swap Contract (Michcon)
Volume (BBtupd)	40	40	40
Differential ($ per MMBtu)	$0.02	$0.02	$0.02

Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,165	1,500	1,500
Price ($ per Bbl)	$62.58	$63.03	$63.03

Swap contracts (WTI)
Volume (Bblpd)	330	1,000	1,000
Price ($ per Bbl)	$61.40	$61.40	$61.40

	2015	2016	2017	2018
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	225	238	131	50
Price ($ per MMbtu)	$4.01	$3.69	$3.54	$3.34

Swaption contracts (NYMEX)
Volume (BBtupd)	—	20	—	—
Price ($ per MMbtu)	$—	$3.38	$—	$—

Basis Swap Contract (Michcon)
Volume (BBtupd)	34	40	—	—
Differential ($ per MMBtu)	$0.02	$0.02	$—	$—

Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,132	746	—	—
Price ($ per Bbl)	$62.86	$63.03	$—	$—

Swap contracts (WTI)
Volume (Bblpd)	586	497	—	—
Price ($ per Bbl)	$61.40	$61.40	$—	$—

Capital Spending

During the first quarter of 2015, Gulfport’s exploration and production capital expenditures totaled $230 million and leasehold capital expenditures totaled $15 million. This represents 35% to 38% of Gulfport’s 2015 capital budget of $646 to $706 million. Gulfport expects the remaining 65% to 62% to be spent ratably over the remainder of the year.

Capital Markets Activity

On April 21, 2015, Gulfport closed an upsized underwritten public offering of 10,925,000 shares of the Company’s common stock, including shares the Company issued to the underwriters under a 30-day option to purchase additional shares. The Company received net proceeds of approximately $501.9 million after underwriters discounts, commissions and estimated offering expenses.

In addition, on April 21, 2015, Gulfport closed an upsized private placement of $350 million of 6.625% senior unsecured notes due 2023 issued at par. The Company received net proceeds of approximately $343.6 million after discounts, commissions and estimated offering expenses. The net proceeds from these offerings will be used to fund Gulfport’s previously announced pending acquisition of Paloma Partners III, LLC, to repay the current outstanding borrowings under its secured revolving credit facility and for general corporate purposes, including the funding of a portion of its 2015 capital development plans.

Borrowing Base Redetermination

During April 2015, Gulfport’s lenders completed their spring redetermination under the Company’s revolving credit facility, which increased the borrowing base from $450 million to $575 million. Following Gulfport’s $350 million 6.625% senior notes offering, Gulfport’s lenders elected to maintain the borrowing base at $575 million. Gulfport’s revolving credit facility is currently undrawn with outstanding letters of credit totaling $70.5 million.

Operational Update and 2015 Outlook

Utica Shale

In the Utica Shale, Gulfport spud 16 gross (12.7 net) wells and turned-to-sales 8 gross (7.2 net) wells during the first quarter of 2015. During the first quarter, net production from Gulfport’s Utica acreage averaged approximately 396.0 MMcfepd, an increase of 213% over the first quarter of 2014 and an increase of 12% over the fourth quarter of 2014. At present, Gulfport has three operated horizontal rigs drilling in the play.

As previously announced, Gulfport recently entered into an agreement to acquire Paloma Partners III, LLC, for a total purchase price of approximately $301 million, subject to closing adjustments. Paloma holds approximately 24,000 net nonproducing acres in the core of the dry gas window of the Utica Shale, located in Belmont and Jefferson

Counties, Ohio. Pro forma for the full 24,000 acres contemplated by this transaction, Gulfport’s holdings of Utica Shale leasehold are expected to total approximately 212,000 gross (208,000 net) acres under lease in the core of the play. The transaction is expected to close during the third quarter of 2015, subject to the satisfaction of certain closing conditions.

Canadian Oil Sands

As previously disclosed, in the Canadian Oil Sands, due to the current level of commodity prices, in April 2015 Grizzly determined to cease bitumen production at its Algar Lake facility. Grizzly intends to monitor market conditions as it assesses future plans for the facility.

Southern Louisiana

At its West Cote Blanche Bay and Hackberry fields, during the first quarter of 2015 Gulfport performed 23 recompletions. During the first quarter, net production at these fields totaled approximately 4,545 Boepd.

2015 Capital Budget and Production Guidance

Gulfport reaffirms its expectation that exploration and production capital expenditures will be in the range of $561 million to $611 million, with approximately 96% allocated to its activity in the Utica Shale. Additionally, excluding the pending Paloma acquisition, Gulfport anticipates spending approximately $85 million to $95 million on leasehold acquisitions in the Utica Shale during 2015, with its efforts primarily focused on bolt-on acquisitions to existing units included in its long-term development plans.

Gulfport continues to estimate that 2015 average daily production will be in the range of 432 MMcfe per day to 480 MMcfe per day, an increase of 80% to 100% over its 2014 average daily production. Production is forecasted to be 75% to 85% natural gas.

Gulfport continues to estimate that its realized natural gas price, before the effect of hedges and inclusive of the Company’s firm transportation expense, will be approximately $0.52 to $0.58 per MMBtu below NYMEX settlement prices in 2015 and its 2015 realized price for oil will be approximately $10.00 per barrel below WTI. Updated to reflect weakened NGL markets and plans to recover minimal amounts of ethane for the remainder of 2015, Gulfport now estimates that its 2015 realized NGL price will be 35% to 40% of WTI.

The table below summarizes the Company’s full-year 2015 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 12/31/2015
	Low	High
Forecasted Production
Average Daily Gas Equivalent (Mmcfepd)	432	480
% Gas	75%	85%
% Liquids	25%	15%

Forecasted Realizations (before the effects of hedges)
Natural Gas (Differential to NYMEX) - $/MMBtu	$(0.52)	$(0.58)
NGL (% of NYMEX WTI)	40%	35%
Oil (Differential to NYMEX WTI) $/Bbl	$(10.00)

Projected Cash Operating Costs
Lease Operating Expense - $/Mcfe	$0.38	$0.32
Midstream Processing and Marketing - $/Mcfe	$0.82	$0.77
Production Taxes - % of Revenue	3.5%	3%
General and Administrative - $MM	$52	$56

Depreciation, Depletion and Amortization - $/Mcfe	$2.50	$2.00

	Total
Budgeted Capital Expenditures - In Millions:
Utica - Operated	$416	$446
Utica - Non-Operated	$125	$140
Southern Louisiana	$20	$25

Total Budgeted E&P Capital Expenditures	$561	$611

Budgeted Leasehold Expenditures - In Millions:	$85	$95

Net Wells Drilled
Utica - Operated	32	36
Utica - Non-Operated	4	6

Total	36	42

Net Wells Turned-to-Sales
Utica - Operated	42	46
Utica - Non-Operated	7	9

Total	49	55

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Wednesday, May 6, 2015 at 8:00 a.m. CDT to discuss its first quarter 2015 financial and operational results and to provide an update on the Company’s recent activities.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 37133131. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 37133131. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure equal to EBITDA less gain from hedge ineffectiveness and gain from equity method investments. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to pre-tax net income less gain from hedge ineffectiveness and gain from equity investments. The Company has presented EBITDA and adjusted EBITDA because it uses these measures as an integral part of its internal reporting to evaluate its performance and the performance of its senior management. These measures are considered important indicators of the operational strength of the Company’s business and eliminate the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA and adjusted EBITDA provide useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul Heerwagen

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills

jwills@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands, expect share data)
Revenues:
Gas sales	$118,570	$18,349
Oil and condensate sales	35,500	73,377
Natural gas liquids sales	22,007	26,136
Other income	240	167

	176,317	118,029

Costs and expenses:
Lease operating expenses	16,980	11,629
Production taxes	4,285	6,957
Midstream gathering and processing	25,381	7,769
Depreciation, depletion and amortization	89,909	56,877
General and administrative	10,799	9,511
Accretion expense	190	188
Gain on sale of assets	—	(11)

	147,544	92,920

INCOME FROM OPERATIONS:	28,773	25,109

OTHER (INCOME) EXPENSE:
Interest expense	8,759	3,885
Interest income	(9)	(106)
Litigation settlement	—	18,000
Income from equity method investments	(19,975)	(128,475)

	(11,225)	(106,696)

INCOME BEFORE INCOME TAXES	39,998	131,805

INCOME TAX EXPENSE	14,479	49,247

NET INCOME	$25,519	$82,558

NET INCOME PER COMMON SHARE:
Basic net income per share	$0.30	$0.97

Diluted net income per share	$0.30	$0.96

Basic weighted average shares outstanding	85,679,606	85,259,407

Diluted weighted average shares outstanding	86,120,030	85,738,626

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands)

Net income	$25,519	$82,558
Interest expense	8,759	3,885
Income tax expense	14,479	49,247
Accretion expense	190	188
Depreciation, depletion and amortization	89,909	56,877

EBITDA	$138,856	$192,755

	Three Months Ended March 31,
	2015	2014
	(In thousands)

Cash provided by operating activity	$99,037	$156,150
Adjustments:
Changes in operating assets and liabilities	(10,857)	(15,043)

Operating Cash Flow	$88,180	$141,107

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2015	December 31, 2014
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$74,740	$142,340
Accounts receivable - oil and gas	79,680	103,858
Accounts receivable - related parties	33	46
Prepaid expenses and other current assets	15,777	3,714
Short-term derivative instruments	93,030	78,391

Total current assets	263,260	328,349

Property and equipment:
Oil and natural gas properties, full-cost accounting, $1,546,804 and $1,465,538 excluded from amortization in 2015 and 2014, respectively	4,177,962	3,923,154
Other property and equipment	19,051	18,344
Accumulated depletion, depreciation, amortization and impairment	(1,140,168)	(1,050,879)

Property and equipment, net	3,056,845	2,890,619

Equity investments	374,971	369,581
Derivative instruments	41,956	24,448
Other assets	18,566	19,396

Total other assets	435,493	413,425

Total assets	$3,755,598	$3,632,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$400,096	$371,410
Asset retirement obligation - current	75	75
Deferred tax liability	29,622	27,070
Short-term derivative instruments	823	—
Current maturities of long-term debt	1,781	168

Total current liabilities	432,397	398,723

Asset retirement obligation - long-term	18,656	17,863
Deferred tax liability	215,122	203,195
Long-term debt, net of current maturities	779,130	716,316

Total liabilities	1,445,305	1,336,097

Commitments and contingencies	—	—

Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—

Stockholders’ equity:
Common stock - $.01 par value, 200,000,000 authorized, 85,715,819 issued and outstanding in 2015 and 85,655,438 in 2014	857	856
Paid-in capital	1,832,063	1,828,602
Accumulated other comprehensive loss	(41,659)	(26,675)
Retained earnings	519,032	493,513

Total stockholders’ equity	2,310,293	2,296,296

Total liabilities and stockholders’ equity	$3,755,598	$3,632,393

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

Three Months Ended March 31, 2015
(In thousands, except share data)

Pre-tax net income	$39,998
Adjustments:
Gain from hedge ineffectiveness	(31,324)
Gain from equity method investments	(19,975)

Pre-tax net loss excluding adjustments	$(11,301)

Tax benefit excluding adjustments	(4,114)

Adjusted net loss	$(7,187)

Adjusted net loss per common share:

Basic	$(0.08)

Diluted	$(0.08)

Basic weighted average shares outstanding	85,679,606

Diluted weighted average shares outstanding	86,120,030

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

Three Months Ended March 31, 2015
(In thousands)

EBITDA	$138,856

Adjustments:
Gain from hedge ineffectiveness	(31,324)
Gain from equity method investments	(19,975)

Adjusted EBITDA	$87,557